Exhibit 10.1

July 12, 2012

Donald L. Barnes

c/o Presidential Life Insurance Company

69 Lydecker Street

Nyack, NY 10960

Letter Agreement

Dear Donald:

Reference is made to that certain Employment Agreement, dated as of March 1, 2010 (the “Employment Agreement”), made by and among you, Presidential Life Insurance Company (“PLIC”) and Presidential Life Corp. (“PLC”, and together with PLIC, the “Company”). Unless otherwise defined, capitalized terms used herein shall have the meaning set forth in the Employment Agreement.

For good and valuable consideration, the sufficiency of which the parties acknowledge, the parties agree to amend the Employment Agreement as follows:

1.

In addition to the payments due you pursuant to Section 6(g)(i) of the Employment Agreement, you shall receive an additional payment of either $63,343 if a Change in Control occurs in 2012 or $257,080 if a Change in Control occurs in 2013 (but not both forms of payment), with such amount and the Section 6(g)(i) payment to be paid to you in a lump sum on the 60th day following the date of termination of your employment.

2.

If during the term of employment, you are terminated by the Company other than for Death, Cause or Disability, or if you resign for Good Reason, or if your initial term of employment ends as a result of the Company providing a timely notice of non-renewal in accordance with Section 1(b) of the Employment Agreement, in each such case (i) within nine months prior to the consummation of the Change in Control otherwise covered by subclause (ii), (ii) at the time of such termination an offer to purchase the Company has been announced for the Company or material discussions have occurred between the Company and a third-party with respect to a transaction that in either case results in a Change in Control and (iii) such termination (x) was at the request of a third party who assumes, or is part of a group that assumes, control of the Company as a result of the Change in Control or (y) is by you for Good Reason, which Good Reason event arose in connection with, or as a result of, the Change in Control, you shall be entitled to payment of the incremental amounts provided for in Section 6(g) of the Employment Agreement (as amended by this letter agreement as set forth in Paragraph 1 hereof) over what you may otherwise be entitled to receive under Section 6(d) of the Employment Agreement in connection with such termination, with any such cash payments payable in a lump sum upon the later of (i) the Change in Control or (ii) the 60th day following your termination. References in this Paragraph 2 to “Change in Control” shall mean such term as defined under the Employment Agreement solely to the extent such event is also a “change of control event” within the meaning of Section 409A of the Internal Revenue Code (as amended) and related regulations.

3.	In addition to the amounts otherwise payable to you pursuant to Section 6(g) of the Employment Agreement or Paragraph 2 of this letter agreement, if your employment is terminated in 2012 or 2013 you shall also be entitled to receive an additional payment of $127,575, with such payment payable to you in monthly installments of $44,633.33 (or portions thereof with respect to the final installment), commencing on the first payroll period following termination; provided that you shall repay to the Company all such payments in the event that a Change in Control does not occur within 18 months following your termination and the Company shall be entitled to cover its reasonable legal fees and expenses incurred in recovering such amount from you.

4.	No payments or benefits otherwise due you under the Employment Agreement, this letter agreement or other arrangement with the Company and that are otherwise “contingent upon a change in control” and deemed to be “parachute payments” (in each case as defined in Code Section 280G and the regulations thereunder) shall in the aggregate exceed 299% of your “base amount” for the applicable year of termination, as such term is defined under Code Section 280G(b)(3), and Section 6(g)(viii) of the Employment Agreement shall be interpreted accordingly. The parties acknowledge that it is their intention and understanding that the aggregate value of all payments provided to you under the Employment Agreement and this letter agreement as a result of your termination of employment in connection with a Change in Control shall not exceed 299% of your applicable base amount and that the cut-back provisions of Section 6(g)(viii) of the Employment Agreement shall be relied upon only in the event such understanding is in error.

5.

Notwithstanding anything in the Employment Agreement or this letter agreement to the contrary, as a condition to the receipt of the payments provided to you under Section 6(g) of the Employment Agreement and under this letter agreement, you shall execute and return to the Company a general release of claims, that is no longer subject to revocation under applicable law, substantially in the form attached hereto as Exhibit A (the “General Release”) within sixty (60) days following the date of termination of your employment; provided that the first payment of any such payments shall be made on the sixtieth (60th) day after the date of termination (or in the case of the payment under Paragraph 2 hereof, on the date of the Change in Control, if later), and shall include any amounts due prior thereto. You acknowledge and agree that except as otherwise provided for in Section 6(g) of the Employment Agreement and this letter agreement, you shall not be entitled to any other payment, benefit or compensation of any kind in connection with your termination of employment.

6.	Section 8(b) of the Employment Agreement shall be amended by deleting the reference to “for a period of twelve (12) months after his employment ends for whatever reason” and Section 8(c) of the Employment Agreement shall be amended by deleting the first three sentences of such section which previously provided for the payment to you of monthly amounts conditioned on your compliance with non-compete obligations that have been deleted hereunder.

7.	All payments and benefits discussed in this letter agreement shall be subject to Section 9(h) of the Employment Agreement.

Any payment that is considered nonqualified deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall be subject to Sections 6(i) through (k) and 9(i) of the Employment Agreement. In no event whatsoever shall the Company or Acquirer be liable for any additional tax, interest or penalty that may be imposed on you by Code Section 409A or any damages for failing to comply with Code Section 409A.

In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this letter agreement that is considered nonqualified deferred compensation. In no event shall the timing of the execution of the General Release, directly or indirectly, result in you designating the calendar year of payment, and if a payment that is subject to execution of the General Release could be made in more than one taxable year, payment shall be made in the later taxable year.

With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense occurred.

8.	Except as provided for herein, the Employment Agreement shall remain unchanged and in full force and effect. This letter agreement may be executed (including by facsimile transmission) with counterpart signature pages or in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

Very truly yours,

PRESIDENTIAL LIFE INSURANCE COMPANY

By:	/s/ William M. Trust

Name:	William M. Trust
Title:	Chairman, Compensation Committee

PRESIDENTIAL LIFE CORP.

By:	/s/ William M. Trust

Name:	William M. Trust
Title:	Chairman, Compensation Committee

ACKNOWLEDGED & AGREED

on this 12th day of July, 2012:

/s/ Donald L. Barnes
Donald L. Barnes

EXHIBIT A

GENERAL RELEASE

Presidential Life Insurance Company (the “Company”), Presidential Life Corp. (the “Parent”) and [name] (“Employee”), agree to the terms and conditions set forth in this General Release (this “Release”).

1. Termination. Employee’s employment with the Company terminated on [month] __, 20              (the “Termination Date”).

2. Severance Benefit. In exchange for the general release in Paragraph 4 below and other promises contained herein, and in accordance with the terms of Employee’s employment agreement with the Company, dated             , 2010 (the “Employment Agreement”), Employee will receive the applicable severance benefits described in the letter agreement between Employee, the Company and the Parent, dated July __, 2012 (the “Letter Agreement”) (the “Severance Benefits”). Subject to Employee’s execution and non-revocation of this Release, Employee acknowledges and agrees that payment of the Severance Benefits shall be made in accordance with the terms of the Letter Agreement.

3. Acknowledgment. Employee hereby agrees and acknowledges that the Severance Benefit exceed any payment, benefit or other thing of value to which Employee might otherwise be entitled under any policy, plan or procedure of collectively, the Company, the Parent and any of the Company’s affiliated companies or businesses (the “Presidential Life Group”).

4. Release.

(a) In exchange for the Severance Benefit and other valuable consideration, Employee and for Employee’s heirs, executors, administrators and assigns (referred to collectively as the “RELEASORS”), forever and fully release and discharge the Company and its parent companies (including, without limitation, the Parent), subsidiaries, affiliates and divisions and each of their respective officers, directors, trustees, employees, shareholders, principals, members, predecessors, successors, assigns, insurance carriers and attorneys (all together and collectively, the “RELEASEES”), from any actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity, whether known or unknown, which the RELEASORS ever had, now have or may have against the RELEASEES by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter up to and including the date Employee signs this Release.

(b) Without limiting the generality of the foregoing, this Release is intended to and shall release the RELEASEES from any and all claims, whether known or unknown, that RELEASORS ever had, now have or may have against RELEASEES arising out of Employee’s employment with the Company or any of the RELEASEES, the terms and conditions of such employment and/or the termination of such employment, including but not limited to: (i) any claims, demands, and causes of action arising under express or implied contract, tort, or any tortious conduct, whether intentional or negligent; (ii) any claims, demands and causes of action alleging violations of public policy, or of any federal, state or local law, statute, regulation, executive order, or ordinance, including, but not limited to, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Family and Medical Leave Act (“FMLA”), 29 U.S.C. § 2601 et. seq., the Americans With Disabilities Act (“ADA”), 42 U.S.C. § 12101 et seq., the Fair Labor Standards Act, 29 U.S.C. § 201 et seq. (“FLSA”), the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621 et seq., including the Older Workers Benefit Protection Act (“OWBPA”), the Employee Retirement Income Security Act (“ERISA”), 29 U.S.C. § 1001 et. seq., the Equal Pay Act, the Worker Adjustment and

Retraining Notification Act, the National Labor Relations Act, The Fair Labor Standards Act, the Sarbanes-Oxley Act of 2002, the New York State Human Rights Law, N.Y. Exec. Law § 296 and 297 et seq., the Civil Rights Law of the City of New York (Title 8 of the New York City Administrative Code), as each such act has been amended, claims pursuant to federal, state or local law regarding discrimination based on age, race, sex, religion, national origin, disability, marital status, sexual orientation or preference, or retaliation or of any duties or other obligations of any kind or description arising in law or in equity under federal, state or local law, regulation, ordinance, or public policy having any bearing whatsoever on the terms and conditions of the RELEASOR’s employment or any association or transaction with, of, or by any RELEASEE, or the termination of the RELEASOR’s employment, and the right to receive any award, damages or recovery of any kind in connection therewith; (iii) each and every state or local variation of the aforementioned laws including without limitation, and any and all other applicable federal, state, and local fair employment practices laws, individual or constitutional rights, and wage or discrimination laws; and (iv) any claims, demands, and causes of action for monetary or equitable relief, including but not limited to wages, back pay, bonus, severance pay, benefits, incentives, compensation of any sort, compensatory damages, exemplary or punitive damages, fines, liquidated damages, injunctive relief, or attorneys’ fees and costs, and the RELEASORS expressly agree not to sue thereon and expressly waives any right to receive any award, damages or recovery of any kind in connection with the aforementioned claims, demands, and causes of action that are released herein.

(c) Employee agrees that Employee shall not accept any award or settlement from any source or proceeding with respect to any claim or right waived in this Paragraph 4. Thus, while Employee has not waived Employee’s right to file a charge with or participate in any investigation or proceeding conducted by the U.S. Equal Employment Opportunity Commission or other government agency, even if Employee files a charge or participate in such an investigation or proceeding, Employee shall not be able to recover damages of any kind from any RELEASEE.

(d) Notwithstanding anything herein to the contrary, this Paragraph 4 does not apply to: (i) claims to the Severance Benefit; (ii) claims arising after the date Employee signs this Release; (iii) claims relating to any rights of indemnification and directors and officers insurance coverage in accordance with the terms of the Employment Agreement; (iv) claims relating to any outstanding stock options or other equity-based awards on the Termination Date; or (v) claims to vested accrued benefits under the Presidential Life Group’s tax qualified retirement plans or nonqualified retirement plans in accordance with, and subject to, the terms and conditions of such plans and applicable law.

5. Non-Disclosure. Except as required to be disclosed by applicable law or regulation, the terms and conditions of this Release shall remain strictly confidential, and Employee agrees not to disclose the terms and conditions hereof to any person or entity, other than immediate family members, legal advisors or personal tax or financial advisors.

6. Representation. Employee represents that the RELEASORS have not filed against the RELEASEES, individually or collectively, any lawsuits and Employee covenants and agrees that Employee shall not do so at any time hereafter with respect to claims released pursuant to this Release. Employee further represents and warrants that Employee has not assigned or otherwise transferred any interest in any claim that Employee may have had against the RELEASEES.

7. ADEA Provisions. Employee acknowledges that Employee: (a) has carefully read this Release in its entirety; (b) has had an opportunity to consider the terms of this Release for at least [twenty-one (21)] [forty-five (45)] days; (c) is hereby advised by the Company in writing to consult with an attorney of Employee’s choice in connection with this Release; (d) fully understands the significance of all of the terms and conditions of this Release and has discussed them with an attorney of Employee’s choice, or has had a reasonable opportunity to do so; and (e) is signing this Release voluntarily and of Employee’s own free will and agrees to abide by all the terms and conditions contained herein.

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8. Revocation/ Effective Date. Employee may accept this Release by signing it before a notary public and delivering it to [Name and Address] on or before the [twenty-first (21st)] [forty-fifth (45th)] day after Employee receives this Release. Notwithstanding the foregoing, Employee may not sign this Release before Employee’s last day of employment and this Release will not be accepted or effective if signed before the Termination Date. After signing this Release, Employee shall have seven (7) days (the “Revocation Period”) to revoke Employee’s decision by indicating Employee’s desire to do so in writing delivered to [Name] at the above address by no later than the last day of the Revocation Period. If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. Provided Employee does not revoke this Release during the Revocation Period, the Effective Date of this Release shall be the later of the eighth (8th) day after Employee signs this Release or the day after the last day of the Revocation Period (the “Effective Date”).

9. Severability. If any provision of this Release is held to be illegal, void, or unenforceable, such provision shall be of no force or effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Release. Further, to the extent any provision of this Release is deemed to be overbroad or unenforceable as written, such provision shall be given the maximum effect permissible under law.

10. Employment Agreement. Employee acknowledges and agrees that the obligations and provisions contained in Sections 6(g)(viii) and 8 of the Employment Agreement (as amended by the Letter Agreement) shall survive the termination of Employee’s employment with the Company and shall be fully enforceable thereafter.

11. Section 409A. Payment of the Severance Benefit shall continue to be subject to Section 6(i) and 6(j) of the Employment Agreement. In no event shall the timing of the execution of this Release, directly or indirectly, result in Employee designating the calendar year of payment of any payment that is considered nonqualified deferred compensation, and if a payment or benefit that is subject to execution of the Release could be made in more than one taxable year, such payment and/or benefit shall be made in the later taxable year.

12. Entire Agreement. This Release represents the entire understanding between the parties hereto with respect to the subject matter hereof, and may not be changed or modified except by a written agreement signed by both of the parties hereto after the Effective Date. This Release is binding upon, and shall inure to the benefit of, the parties and their respective heirs, administrators, successors and assigns.

(SIGNATURE PAGE TO FOLLOW)

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Dated:
[Employee]

STATE OF NEW YORK              )

                                                                  ) ss.:

COUNTY OF ROCKLAND)

On the              day of             , 20__, before me personally came              to me known and known to me to be the individual described in, and who executed the foregoing Release, and duly acknowledged to me that he executed the same.

Notary Public

Agreed and Accepted:

PRESIDENTIAL LIFE INSURANCE COMPANY

Accepted by:	Dated:

Name:

Agreed and Accepted:

PRESIDENTIAL LIFE CORP.

Accepted by:	Dated:

Name:

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